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                              AMENDED AND RESTATED
                           LONG ISLAND COMMERCIAL BANK
                           CHANGE OF CONTROL AGREEMENT


         THIS AGREEMENT is made this 31st day of March, 2005, by and between LONG ISLAND COMMERCIAL BANK, a New York state-chartered commercial bank located in Islandia, New York (the "Bank") and Thomas Buonaiuto (the "Executive").

                                    AGREEMENT

         WHEREAS, the Bank recognizes the continued importance of Executive to the Bank's operations and wishes to protect his position with the Bank in the event of a Change of Control (as defined in Section 1.2 of this Agreement); and

         WHEREAS, Executive and the Board of Directors of the Bank desire to enter into a restated agreement setting forth the terms and conditions of payments due to Executive in the event of a Change of Control and the related rights and obligations of each of the parties.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "BASE SALARY" means the total annual base salary payable to the Executive at the rate in effect on the date Executive terminates employment with the Bank. Base Salary shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under Section 125 of the Code; or (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

         1.2      "CHANGE OF CONTROL" means any of the following events:

                  i.       Merger: The Company merges into or consolidates with
                           ------
                           another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation; or

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                  ii.      Acquisition of Significant Share Ownership: There
                           ------------------------------------------
                           is filed, or required to be filed, a report on
                           Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

                  iii.     Change in Board Composition: During any period
                           ---------------------------
                           of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

                  iv.      Sale of Assets: The Company sells to a third party
                           --------------
                           all or substantially all of its assets.

         1.3      "CODE" means the Internal Revenue Code of 1986, as amended.

         1.4 "COMPANY" means Long Island Financial Corp., a Delaware corporation.

         1.5 "TERMINATION FOR CAUSE" means the termination of the Executive's employment by the Company for any of the following reasons:

                  (a)      Gross negligence or gross neglect of duties;

                  (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

                  (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

                                    ARTICLE 2
                            CHANGE OF CONTROL BENEFIT

         2.1 CHANGE OF CONTROL BENEFIT. If a Change of Control has occurred, Executive shall be entitled to the benefit provided in Section 2.1.1 of this Agreement following his voluntary or involuntary termination of employment within twelve (12) months of the Change of Control (for reasons other than death, disability, retirement or Termination for Cause).


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         2.1.1    AMOUNT OF BENEFIT. Upon Executive's entitlement to a Change of
Control Benefit pursuant to Section 2.1 of this Agreement, the Bank shall make a lump sum payment to Executive equal to TWO AND ONE HALF (2 1/2) times his Base Salary, plus the benefit (if any) the Executive is entitled to receive under
Article 3 of this Agreement.

         2.1.2 TIMING OF THE PAYMENT. The Change of Control Benefit provided under this Article 2 shall be paid to Executive within five (5) business days of the Change of Control.

                                    ARTICLE 3
                      CHANGE OF CONTROL RELATED PROVISIONS

         3.1 In each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Change of Control Agreement, as well as any other payment in the nature of compensation made by the Company and the Bank to (or for the benefit of) Executive, the Bank or the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code, and any successor provision thereto) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change of Control, the Initial Excess Parachute Payment shall be determined. Within five (5) days of Executive's termination of employment following a Change of Control, the Bank shall pay Executive, subject to applicable withholding requirements under applicable state or federal law, an amount equal to:

         3.1.1 twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

         3.1.2 such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of federal and state income taxes, federal employment taxes, adjusted gross income phase out of itemized deductions and excise taxes on the payment provided under Section 3.1.1 and on any payments under this Section 3.1.2. In computing such tax allowance, the payment to be made under Section 3.1.1 shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:


                              1
                  GUP  =  __________

                         1- Tax Rate

         The "Tax Rate" for purposes of computing the GUP shall be the sum of the highest marginal federal and state income and employment-related tax rates, including any applicable excise tax rates, applicable to Executive in the year in which the payment under Section 3.1.1 is made.


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         3.2      Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party, that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Bank's or the Company's independent accountants shall determine the amount (the "Adjustment Amount") the Bank must pay to Executive in order to put Executive in the same position as Executive would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Bank or the Company shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Bank shall pay the Adjustment Amount to Executive. In no event, however, shall Executive make any payment under this paragraph to the Bank.

                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1 BINDING EFFECT. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         4.2 NO GUARANTEE OF EMPLOYMENT. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank or the Company, nor does it interfere with the right of the Bank or the Company to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         4.3 NON-TRANSFERABILITY. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         4.4 TAX WITHHOLDING. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         4.5 APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

         4.6 UNFUNDED ARRANGEMENT. The Executive is a general unsecured creditor of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

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         4.7      ENTIRE AGREEMENT. This Agreement constitutes the entire
agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         4.8 ADMINISTRATION. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

         4.9 MODIFICATION AND WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         4.10 ARBITRATION/PAYMENT OF LEGAL FEES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until he terminates employment with the Bank during the pendency of any dispute or controversy arising under or in connection with this Agreement. The prevailing party in said arbitrators award shall, in addition to any other remedies awarded, be entitled to reasonable attorney's fees, costs and disbursements. In the case of a settlement prior to arbitrator's award each party shall bear its attorney's fees, costs and disbursements.

         IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.


EXECUTIVE:                                   LONG ISLAND COMMERCIAL BANK


/s/ Thomas Buonaiuto                         BY: /s/ Harvey Auerbach
-----------------------------------              ----------------------------
THOMAS BUONAIUTO                                 HARVEY AUERBACH
                                                 CHAIRMAN OF THE BOARD



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